Exhibit 99.1

Targacept Reports Second Quarter 2011 Financial Results

Winston-Salem, North Carolina, August 4, 2011 – Targacept, Inc. (NASDAQ: TRGT), a clinical-stage biopharmaceutical company developing novel NNR Therapeutics™, today reported its financial results for the second quarter and six months ended June 30, 2011.

Targacept reported net loss of $2.3 million for the second quarter of 2011, compared to net income of $3.8 million for the corresponding 2010 period, and net income of $10.3 million for the six months ended June 30, 2011, compared to net income of $10.6 million for the corresponding 2010 period. The results for both 2011 periods reflect increased research and development expenses as compared to the corresponding 2010 periods. As of June 30, 2011, cash and investments in marketable securities totaled $290.2 million.

“We are pleased with the strong momentum this quarter in the execution of the Phase 3 RENAISSANCE program for TC-5214, our lead nicotinic channel modulator. As we look ahead, we believe we are well situated to deliver initial top-line results in line with our previous guidance and meet the goal of a filing by AstraZeneca of a new drug application with the FDA in the second half of 2012,” said J. Donald deBethizy, Ph.D., Targacept’s President and Chief Executive Officer. “In addition, we are uniquely positioned to capitalize on the broad potential of the alpha 7 NNR target with the wholly owned Phase 2 compounds TC-5619 and TC-6987. The follow-on financing that we completed in the second quarter provides us with additional capital to support the development of these promising product candidates and extends our cash runway. ”

Recent Highlights and Program Updates:

TC-5214 (co-development with AstraZeneca)

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Execution of the Phase 3 RENAISSANCE Program continues in support of a planned second half of 2012 filing of a new drug application with the FDA for TC-5214 as an adjunct to antidepressant therapy for major depressive disorder; the RENAISSANCE Program consists of five Phase 3 studies– two fixed dose and two flexible dose studies to evaluate the efficacy and tolerability of TC-5214 as an adjunct treatment in patients with major depressive disorder with an inadequate response to first-line SSRI or SNRI therapy and one long-term safety study;

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Top-line results for RENAISSANCE 3, a global (ex-US, ex-India), flexible dose study, expected to be reported in the fourth quarter of 2011, with top-line results from the remaining RENAISSANCE Program studies expected to be reported through the first half of 2012;

TC-5619

•	Continuing preparation for a planned Phase 2b study as a treatment for negative symptoms and cognitive dysfunction in schizophrenia;

•

Enabling activities for potential Phase 2 development in Alzheimer’s disease substantially completed, with additional translational studies under consideration to support advancement in either or both of Alzheimer’s disease and ADHD;

AZD3480 and AZD1446

•

Successfully utilized the FDA’s Special Protocol Assessment (SPA) process to confirm the planned Phase 2b study of AZD3480 in Alzheimer’s disease as a potential registration trial; study initiation pending approval from applicable European regulatory authorities;

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Targacept would execute and fund the Alzheimer’s disease study and be entitled to receive an additional $5.7 million in payments from AstraZeneca, with the last tranche payable upon first dosing in the United States and Europe;

•	AstraZeneca’s advancement decisions regarding additional development of AZD3480 in ADHD and AZD1446 in Alzheimer’s disease expected in the second half of 2011;

TC-6987

•

Enrollment for ongoing Phase 2 clinical studies in asthma and type 2 diabetes behind initial expectations, with implementation of contingency plans underway; goal of trial completion by year end unlikely to be met;

Corporate Developments

•	Completed a public offering of common stock that generated net proceeds to Targacept of $80.8 million;

Scientific Leadership

•	Awarded a grant from The Michael J. Fox Foundation for Parkinson’s Research to study the potential of NNR Therapeutics to address Levodopa-induced dyskinesias;

•	Remained at the forefront of NNR research, with the following publications authored by Targacept scientists:

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Lippiello PM, Mazurov A, Bencherif M. The a7 Nicotinic acetylcholine receptor in health and disease. In Pharmacology of Nicotinic Acetylcholine Receptors from the Basic and Therapeutic Perspectives, Ed. Hugo R. Arias. pp 101-150 (2011) In Press; and

•	Letchworth, SR, Whiteaker, P. Progress and challenges in the study of a6-containing nicotinic acetylcholine receptors. Biochem Pharmacol (2011) In Press.

Financial Results

Targacept reported net loss of $2.3 million for the second quarter of 2011, compared to net income of $3.8 million for the second quarter of 2010. The net loss position for the 2011 period as compared to net income for the 2010 period was primarily due to an increase in research and development expenses. For the six months ended June 30, 2011, Targacept reported net income of $10.3 million, compared to net income of $10.6 million for the corresponding period of 2010. The decrease in net income for the 2011 period was primarily due to increased research and development expenses, partially offset by an increase in amounts recognized into revenue from payments previously received from AstraZeneca and GlaxoSmithKline. The results also included non-cash, stock-based compensation charges of $2.2 million and $1.2 million for the second quarter of 2011 and 2010, respectively, and $4.4 million and $2.5 million for the six months ended June 30, 2011 and 2010, respectively.

Net operating revenues totaled $20.7 million for the second quarter of 2011, compared to $20.9 million for the second quarter of 2010. The lower net operating revenues for the 2011 period were primarily attributable to a decrease in grant revenue of $154,000. In addition the result for the 2011 period reflects a change in the components of deferred revenue recognized into revenue as compared to the 2010 period. Net operating revenues for the 2011 period included a decrease of $826,000 in recognition of deferred revenue previously received from GlaxoSmithKline, as all amounts remaining unrecognized were recognized into revenue for the first quarter of 2011, partially offset by an increase of $786,000 in recognition of an $11.0 million payment received under an April 2010 amendment to Targacept’s cognitive disorders agreement with AstraZeneca to modify the terms applicable to TC-5619.

For the six months ended June 30, 2011, net operating revenues totaled $59.7 million, compared to $40.4 million for the corresponding 2010 period. The higher net operating revenues for the 2011 period were principally attributable to recognition of $18.4 million in payments previously received from GlaxoSmithKline upon notice of termination of a product development and commercialization agreement, as compared to $1.7 million for the 2010 period, and recognition of $4.7 million of the $11.0 million payment received from AstraZeneca in April 2010, as compared to $1.6 million for the 2010 period.

Research and development expenses totaled $20.2 million for the second quarter of 2011, compared to $14.1 million for the second quarter of 2010. The higher research and development expenses were principally attributable to increases of $4.1 million in costs incurred for third-party research and development services in connection with clinical-stage product candidates, $871,000 in costs incurred for third-party research and development services in connection with preclinical programs and $1.1 million in other research and development-related operating costs, including compensation-related expenses for research and development personnel and infrastructure costs. The higher costs incurred for third-party research and development services in connection with clinical-stage product candidates were principally due to an increase in the level of development activities for TC-5214 as the Phase 3 program progressed and activities in preparation for a planned Phase 2 clinical trial of AZD3480 in Alzheimer’s disease, partially offset by lower clinical trial costs for TC-5619 as a result of the completion of two Phase 2 studies.

For the six months ended June 30, 2011, research and development expenses totaled $43.7 million as compared to $24.7 million for the corresponding 2010 period. The higher research and development expenses were principally attributable to increases of $14.6 million in costs incurred for third-party research and development services in connection with clinical-stage product candidates, $2.1 million in costs incurred for third-party research and development services in connection with preclinical programs and $2.2 million in other research and development-related operating costs, including compensation-related expenses for research and development personnel and infrastructure costs. The higher costs incurred for third-party research and development services in connection with clinical-stage product candidates were principally due to the activities described above for the second quarter of 2011 plus the conduct of two Phase 2 clinical trials of TC-6987.

General and administrative expenses totaled $3.1 million for the second quarter of 2011, compared to $1.8 million for the second quarter of 2010. For the six months ended June 30, 2011 general and administrative expenses totaled $6.3 million as compared to $3.6 million for the corresponding 2010 period. For both 2011 periods, the largest component of the increase was higher stock-based compensation expense for general and administrative personnel.

There was no income tax expense for the second quarter or six months ended June 30, 2011, compared to income tax expense of $1.5 million and $2.1 million for the second quarter and six months ended June 30, 2010, respectively. Income tax expense for the 2010 periods was primarily due to the income tax effect of stock option exercises that is recognized only in certain circumstances.

Updated Financial Guidance

With the additional $80.8 million in net proceeds from an underwritten public stock offering completed in the second quarter of 2011, Targacept now expects its cash, cash equivalents and investments balance to be at least $230 million at December 31, 2011 and believes that current cash resources will be sufficient to meet its operating requirements at least through the end of 2014. This guidance does not include amounts that Targacept could receive if any milestone events are achieved under its collaboration agreements with AstraZeneca.

Targacept is not making any adjustment to its previously announced guidance for expected net operating revenues or expected operating expenses for the year ended December 31, 2011.

Conference Call

As previously announced, Targacept will be hosting a conference call and webcast today, August 4, 2011, at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing (800) 215-2410 for domestic participants and (617) 597-5410 for international callers (reference passcode 56958836). A replay of the conference call may be accessed from approximately 8:00 p.m. Eastern Time on August 4, 2011 through August 18, 2011 by dialing (888) 286-8010 for domestic callers and (617) 801-6888 for international callers (reference passcode 29670378).

A live audio webcast of the conference call will be accessible from the Investor Relations page of Targacept’s website, www.targacept.com. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will also be available on the Investor Calendar section of the Investor Relations page of Targacept’s website for at least two weeks following the call.

About Targacept

Targacept is developing a diverse pipeline of innovative NNR Therapeutics™ for difficult-to-treat diseases and disorders of the nervous system. NNR Therapeutics selectively modulate the activity of specific neuronal nicotinic receptors, a unique class of proteins that regulate vital biological functions that are impaired in various disease states. Targacept’s lead program, TC-5214, is being co-developed with AstraZeneca and is in Phase 3 clinical trials as an adjunct treatment for major depressive disorder. Targacept leverages its scientific leadership and proprietary drug discovery platform Pentad™ to generate novel small molecule product candidates to fuel its pipeline and attract significant collaborations with global pharmaceutical companies. For more information, please visit www.targacept.com.

TARGACEPT

Building Health, Restoring IndependenceSM

Forward-Looking Statements

This press release includes “forward-looking statements” made under the provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, without limitation: the progress or scope of development of TC-5214, TC-5619, AZD3480, AZD1446, TC-6987 or any other Targacept product candidate or program, such as the target indication(s) for development, the size, design, population, conduct, duration or objective of any clinical trial or the timing for initiation or completion of or availability of results from any clinical trial, for interactions with regulatory authorities or for submission or approval of any regulatory filing (such as a new drug application with the FDA in the U.S. or similar filing with the EMA in Europe for TC-5214); the timing for a decision by AstraZeneca as to whether to conduct further development of either or both of AZD3480 in ADHD and AZD1446 in Alzheimer’s disease; the competitive position of any Targacept product candidate or the commercial opportunity in any target indication; any payments that AstraZeneca may make to Targacept; or Targacept’s plans, expectations or future operations, financial position, revenues, costs or expenses. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various important factors, including without limitation Targacept’s critical accounting policies and risks and uncertainties relating to: Targacept’s dependence on the success of its collaborations with AstraZeneca; the control or significant influence that AstraZeneca has over the development of TC-5214, AZD3480 and AZD1446, including as to the timing, scope and design of any future clinical trials and as to the conduct at all of further development of AZD3480 in ADHD or AZD1446 in Alzheimer’s disease; the conduct and results of clinical trials and non-clinical studies and assessments of TC-5214, TC-5619, AZD3480, AZD1446, TC-6987 and any other Targacept product candidate, including the performance of third parties engaged to execute such trials, studies and assessments, delays resulting from any changes to the applicable protocols and difficulties or delays in the completion of subject enrollment or data analysis; whether positive findings from completed clinical trials of TC-5214 or TC-5619 will be replicated in ongoing or any future clinical trials of that product candidate; whether applicable regulatory authorities in Europe will approve the planned clinical trial of AZD3480 in Alzheimer’s disease; whether AstraZeneca will decide to conduct any further development of AZD3480 in ADHD in light of reservations about the adequacy of the therapeutic margin; Targacept’s ability to protect its intellectual property; and the timing and success of submission, acceptance and approval of regulatory filings. These and other risks and uncertainties are described in greater detail under the heading “Risk Factors” in Targacept’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of the risks and uncertainties, the results or events indicated by the forward-looking statements may not occur. Targacept cautions you not to place undue reliance on any forward-looking statement.

In addition, any forward-looking statement in this press release represents Targacept’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Targacept disclaims any obligation to update any forward-looking statement, except as required by applicable law.

NNR Therapeutics™, Pentad™ and Building Health, Restoring IndependenceSM are trademarks or service marks of Targacept, Inc. Any other service marks, trademarks and trade names appearing in this press release are the properties of their respective owners.

Contacts

Alan Musso, SVP and CFO	Michelle Linn
Targacept, Inc.	Linnden Communications
Tel: (336) 480-2186	Tel: (508) 362-3087
Email: alan.musso@targacept.com	Email: linnmich@comcast.net

TARGACEPT, INC

Unaudited Condensed Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Net operating revenues	$20,743	$20,902	$59,737	$40,420
Operating expenses:
Research and development	20,185	14,122	43,702	24,729
General and administrative	3,129	1,814	6,304	3,636

Total operating expenses	23,314	15,936	50,006	28,365

Operating (loss) income	(2,571)	4,966	9,731	12,055
Interest income, net of interest expense	314	328	599	660

(Loss) income before income taxes	(2,257)	5,294	10,330	12,715
Income tax expense	—	1,512	—	2,138

Net (loss) income	$(2,257)	$3,782	$10,330	$10,577

Basic net (loss) income per share	$(0.07)	$0.13	$0.35	$0.37

Diluted net (loss) income per share	$(0.07)	$0.13	$0.33	$0.35

Weighted average common shares outstanding - basic	30,725,227	28,509,619	29,865,420	28,411,083

Weighted average common shares outstanding - diluted	30,725,227	30,152,309	31,207,325	30,082,275

TARGACEPT, INC

Unaudited Condensed Balance Sheets

(in thousands)

	June 30, 2011	December 31, 2010
Cash, cash equivalents and investments	$290,178	$252,509
Collaboration receivables and other current assets	3,842	4,057
Property and equipment, net	5,857	6,072
Other assets, net	141	149

Total assets	$300,018	$262,787

Current portion of deferred revenue	$73,487	$81,710
Other current liabilities	15,577	16,947
Deferred revenue, net of current portion	19,420	70,934
Long-term debt, net of current portion	2,435	1,349
Total stockholders’ equity	189,099	91,847

Total liabilities and stockholders’ equity	$300,018	$262,787